RUSSELL INVESTMENT COMPANY

AMENDMENT TO SECOND AMENDED AND RESATED

MASTER TRUST AGREEMENT

Regarding Designation of Sub-Trusts

AMENDMENT NO. 11 to the Second Amended and Restated Master Trust Agreement dated October 1, 2008 (referred to herein as the “Agreement”), done this 1st day of March, 2011, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate Sub-Trusts and classes thereof; and

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may act for such purpose without shareholder approval;

NOW, THEREFORE, the Trustees hereby redesignate the following Sub-Trusts as set forth herein.

Section 4.2 Redesignation of Sub-Trusts

Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further Sub-Trusts, and without affecting rights and preferences of the existing Sub-Trusts, the Trustees hereby redesignate the 2020 Retirement Distribution Fund – A Shares and 2020 Retirement Distribution Fund – S Shares to the 2021 Retirement Distribution Fund – A Shares and 2021 Retirement Distribution Fund – S Shares.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

/s/ Thaddas L. Alston	/s/ Sandra Cavanaugh
Thaddas L. Alston	Sandra Cavanaugh

/s/ Kristianne Blake	/s/ Raymond P. Tennison
Kristianne Blake	Raymond P. Tennison

/s/ Daniel P. Connealy	/s/ Jack R. Thompson
Daniel P. Connealy	Jack R. Thompson

/s/ Jonathan Fine	/s/ Julie W. Weston
Jonathan Fine	Julie W. Weston